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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 23, 2008, accompanying the financial statements of Investment Grade Municipal Trust, Series 16, Michigan Insured Municipals Income Trust, Series 170 and New Jersey Insured Municipals Income Trust, Series 130 (included in Van Kampen Focus Portfolios, Municipal Series 385) as of May 31, 2008, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended May 31, 2008, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-88910) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
September 23, 2008